Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

General Electric Company:

We consent to the incorporation by reference in the registration statement on Form S-8 of General Electric Company of our report dated February 20, 2008, except as to page 11 and notes 1, 2, 4, 5, 7, 8, 9, 10, 12, 13, 14, 15, 16, 17, 19, 20, 24, 25, 26, 27, 28, 29, and 30, which are as of October 1, 2008, with respect to the statement of financial position of General Electric Company and consolidated affiliates as of December 31, 2007 and 2006, and the related statements of earnings, changes in shareowners’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the Form 8-K of General Electric Company dated October 8, 2008.

Our report refers to a change in the methods of accounting for uncertainty in income taxes and for a change or projected change in the timing of cash flows relating to income taxes generated by leveraged lease transactions in 2007, and to a change in the methods of accounting for pensions and other postretirement benefits and for shared-based compensation in 2006.

/s/ KPMG LLP

Stamford, Connecticut

November 21, 2008